Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made by and between Standard Gold, Inc. (the “Company”) and Stephen E. Flechner (“Employee”), collectively referred to as the “Parties.”

BACKGROUND

A.           Employee’s employment with the Company ended effective May 19, 2011 (the “Termination Date”).

B.           To amicably resolve any and all disputes between them as of the Termination Date, the Parties desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, based on the facts stated above, and the terms and conditions below, Employee and the Company hereby agree as follows.

1.           The Company’s Promises.  In exchange for “Employee’s Promises” (defined in Paragraph 2 below), the Company has promised to do the following (“the Company’s Promises”), but only if Employee does not exercise Employee’s right to revoke or rescind this Agreement as explained below in Paragraph 5:

(a)           Cash Payments.  The Company acknowledges and agrees that it will pay to Employee cash in the following amounts and pursuant to the following terms:

(i)           For amounts previously advanced to the Company by Employee, the Company will pay to Employee $25,000 plus 5% interest accrued from September 7, 2010 through the date of payment, which amount will be payable upon the first to occur of (a) the Company’s consummation of a financing transaction that generates gross  proceeds of $1,000,000; or (b) such other earlier time as the Company, in its sole discretion, determines that its cash position would allow the payment of such amounts.

(ii)           For certain expenses incurred by Employee in connection with his services to the Company, the Company will pay to Employee $4,940, to be paid promptly, but in no event later than the close of business on June 13, 2011.

(b)           Issuance of Common Stock.  As soon as is practicable within ten business days after the date of this Agreement, the Company will issue to Employee 50,000 shares of the Company’s common stock (the “Common Stock”).  Employee understands and acknowledges that the Common Stock will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws (together with the Securities Act, the “Securities Laws”), and therefore cannot be sold or otherwise disposed of without registration under the Securities Laws or an exemption therefrom.  In this regard, Employee is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby. To the extent permissible under the Securities Laws, Company will exert reasonable best efforts to facilitate the removal of any restrictive legend on certificates of Common Stock so that such shares become free trading at the end of any applicable holding period required under the Securities Laws.

(c)           Amendment of Stock Option Terms.  The Company and Employee each acknowledge and agree that each of the Stock Option Agreements by and between the Company and Employee dated April 1, 2010 and January 21, 2011, respectively (as each was amended on March 15, 2011to accelerate vesting of all 800,000 and 750,000 options to that date) (together, the “Option Agreements”) are hereby further amended such that, notwithstanding Employee’s termination of employment with the Company, Employee may exercise options to purchase Common Stock pursuant to the terms of each of the Option Agreements for a period of three (3) years commencing on the Termination Date. Company will exert commercially reasonable efforts to facilitate prompt issuance of option shares upon exercise by Employee.

(d)           Amendment of Lock-Up Agreement.  The Company and Employee each acknowledge and agree that the Lock-Up Letter Agreement by and between the Company and Employee, dated February 18, 2011 (the “Lock-Up Agreement”) is hereby amended so that, notwithstanding anything contained to the contrary in the Lock-Up Agreement, Employee may sell up to 5,000 shares of Common Stock on any given trading day, until such time as Employee has received cumulative aggregate proceeds from such sales equal to $200,000 (the “Sales Threshold”).  Employee agrees and acknowledges that the Company’s Chief Financial Officer will have the right to determine, on a reasonable basis, when Employee has sold sufficient shares of Common Stock to meet the Sales Threshold.  Immediately upon reaching the Sales Threshold, Employee agrees and acknowledges that the terms and conditions of the Lock-Up Agreement in place prior to the amendment thereof pursuant to this Agreement, will resume in full force and effect.

(e)           Securities Laws Sale Facilitation.  The Company agrees that it will use reasonable best efforts to maintain the effectiveness of the current registration statement on Form S-8 under the Securities Act, and to facilitate Employee obtaining the necessary opinions of Company counsel, to the extent necessary for the sale of shares of Common Stock underlying the Option Agreements in compliance with applicable Securities Laws.

(f)           No Conflict.  The Company acknowledges and agrees that it will not be a conflict of interest, nor give rise to a claim of misappropriation of corporate opportunity, violation of confidentiality undertakings, or similar claims, if Employee elects to pursue independent business interests in relation to (i) the Company’s former gold mine project located in La Paz County, Arizona, known as the Rex Old Mine project; (ii) a high-grade underground gold mining target located in south-central Colorado know as the Dawson project; and (iii) a gold mine extracting gold from gravel and aggregates deposits on approximately 25 square miles of gold concession rights in the Konawaruk River area of Guyana, South America.  Furthermore, the Company acknowledges and agrees that Employee has formed a consulting arrangement with Messrs. Clyde Smith and Dave Smith, each of whom has served, or currently serves, as a director, employee or consultant of the Company, and that Employee may be consulting on projects with them.

(g)           Release of Claims.  The Company hereby releases Employee (understood herein to include his heirs, executors and legal representatives) of and from all obligations, actions, suits, demands, debts, accounts, covenants, contracts, damages, and all other claims whatsoever which it ever had, now has or may in the future have against Employee for or by reason of any cause, matter or thing arising in connection with services provided by Employee as a consultant and as an officer of the Company.

2.           Employee’s Promises.  In exchange for the “Company’s Promises” (defined in Paragraph 1 above), Employee has promised to do the following:

(a)           Definition of Employee’s Claims.  The claims that Employee is releasing in Paragraph 2 below (all and each are “Employee’s Claims”) include all of Employee’s rights to any relief of any kind from the Company through the date on which Employee signs this Agreement, including, but not limited to:

(i)           All claims Employee has now (except for Company’s Promises herein and in the Option Agreements), whether or not Employee now knows about the claims;

(ii)           All claims for attorneys’ fees;

(iii)           To the fullest extent permitted by law, all claims for alleged discrimination under any federal, state, or local law, including, for example, discrimination claims under the federal Americans with Disabilities Act (“ADA”) and discrimination claims under Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), and the Colorado Anti-Discrimination Act, Colo.Rev.Stat. § 24-34-401, et. al. (“CADA”);

(iv)           To the fullest extent permitted by law, all claims arising out of Employee’s employment and separation from employment with the Company including: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act, as amended; Colorado leave laws, the Equal Pay Act; the Fair Labor Standards Act, as amended; the federal Fair Credit Reporting Act and any similar applicable state law; the National Labor Relations Act; Colorado wage-hour and wage-payment laws; retaliation under Colorado laws; and any claim for failure to pay wages, salary, bonuses, vacation pay, commissions, profit-sharing, stock options or employment benefits, including any claim for liquidated or double or triple damages;

(v)           To the fullest extent permitted by law, any claim for negligent misrepresentation, intentional misrepresentation or fraud; any claim for intentional injury, intentional infliction of emotional distress, negligence, negligent infliction of emotional distress, negligent hiring, supervision or retention, or defamation; any claim for violation of state leave law; any claim for disparate impact on any basis; any claim for discrimination, harassment, failure to accommodate or retaliation; any claim under any public policy, contract, tort, or common law, including but not limited to claim(s) for wrongful termination in violation of public policy, wrongful termination for any reason, or constructive discharge; any claim for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances; any claim for breach of contract or for violation of or interference with contract rights, including but not limited to an employment contract; and

(vi)           To the fullest extent permitted by law, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance.

(b)           Employee’s Waiver.  Employee, for Employee and on behalf of any person or entity who has or claims to have legal claims against the Company through Employee, hereby fully and finally releases, gives up, and otherwise relinquishes all of Employee’s Claims (defined in Paragraph 2 above) against the Company, including, for example, claims under the CADA, ADA, OWBPA, ADEA, and Title VII.  Employee will not bring any legal claims against the Company except if necessary to enforce the provisions of this Agreement.  The payments and other benefits that Employee will receive as set forth in this Agreement are full and fair payment for the release of all Employee’s Claims.  The Company does not owe Employee anything in addition to what Employee will receive under this Agreement.  This Agreement does not prohibit Employee from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  If Employee has filed or files a charge, complaint or action, the payment described in this Agreement is in complete satisfaction of any and all Claims in connection with such charge, complaint or action, and Employee will not be entitled to any other monetary relief of any kind with respect to the claims released in this Agreement.  Notwithstanding anything to the contrary contained herein, this Agreement does not prohibit Employee from making any claim against the Company relating to or arising out of the Company’s failure to pay any amounts due to Employee in connection with the Company’s obligation to indemnify Employee for his acts as an officer of the Company pursuant to the Company’s Articles of Incorporation, By-Laws or the laws of the State of Colorado.

(c)           Equipment and Materials.  On or before the Termination Date, Employee will return to the Company or destroy all records, correspondence, documents, financial data, plans, computers and laptops, mobile and/or smart telephones, zip drives, PDAs or other electronic device, computer disks, computer tapes, sales reports, customer lists, and other tangible property (including information stored on any computer in Employee’s possession or control belonging to the Company)  if such are specifically identified and so requested in writing by the Company.  .  Employee will cooperate with the Company and use Employee’s reasonable efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Termination Date.

(d)           Special Definition of the Company.  For purposes of Paragraph 1(g) and the preceding provisions of this Paragraph 2, the word “Company” includes the Company; all and each of its parent entities, subsidiaries, and Affiliates; and all and each of the past and present officers, directors, shareholders, employees, agents, insurers, successors, and assigns of all and each of those entities (except that Employee does not release his claim for Stephen King’s personal guaranty and pledge in the event of non-payment to Employee of the Company’s Promissory Note of September 7, 2010).

3.           Additional Agreements and Understandings.

(a)           Except as provided herein, Employee continues to be bound by the Confidentiality and Non-Solicitation provisions contained in the Employment Agreement by and between the Company and Employee, dated April 1, 2010.  Employee acknowledges and agrees the Confidentiality and Non-Solicitation provisions are supported by sufficient consideration and survive the termination of Employee’s employment.

(b)           Assuming payment/performance of the consideration to Employee specified herein, the Company will be deemed to have paid Employee all wages and commissions due including earned but unused vacation time through the Termination Date less applicable taxes and deductions.  Employee is not entitled to any additional wages or commissions.

(c)           Employee acknowledges that the position of the Company is that, even though it has paid Employee to release Employee’s Claims, the Company does not admit that it is responsible or legally obligated to Employee, and in fact, the Company denies that it is responsible or legally obligated to Employee.  Employee acknowledges that the payments and other consideration described in this Agreement are sufficient consideration to support enforcement of this Agreement.

(d)           Each party agrees that the discussions leading up to this Agreement, and also the terms of this Agreement, are to be forever treated as confidential; and that each party will not disclose, directly or indirectly, either the discussions leading up to this Agreement or the terms of this Agreement to any person or organization.  However, Employee may disclose the terms of this Agreement to Employee’s spouse, attorneys, accountant, tax advisor, stock brokerage advancing option funds, government agencies and taxing authorities.  Each party will not otherwise disclose either the discussions leading up to this Agreement, or the terms of this Agreement, unless ordered to do so by a court of competent jurisdiction, or required under any applicable Securities Laws, or as otherwise agreed to in writing by the parties. Employee agrees that should Employee materially breach this Agreement, in addition to any other remedies to which it may be entitled, the Company will be entitled to cease payment of the monies specified in 1(a)(i) and (ii) of this Agreement.  Each party agrees not to disparage or defame in any way the other party or, in the case of the Company, any employees or officers of the Company, or make any negative comments about the other party, including, in the case of the Company, its employees and officers, or Employee’s employment relationship with the Company.  For purposes of this Paragraph 3(d), the Company includes the Company; all and each of its parent entities, subsidiaries, and Affiliates; and all and each of the past and present officers, directors, shareholders, employees, agents, insurers, successors, and assigns of all and each of those entities.

4.           Acknowledgement of Waiver of Claims under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights that Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"); and that Employee has entered into this Agreement knowingly and voluntarily.  Employee agrees that this Agreement does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this paragraph that:

(a)           Employee should consult with an attorney before executing this Agreement;

(b)           Employee has up to twenty-one (21) days in which to consider whether Employee wants to sign this Agreement;

(c)           Employee has seven (7) days after Employee signs the Agreement to revoke the Agreement;

(d)           This Agreement shall not be effective until the revocation period has expired; and

(e)           Nothing in this Agreement prevents or precludes Employee from challenging or seeking a decision in good faith about the validity of this waiver under the ADEA, nor does it impose any advance conditions, penalties, costs or attorneys’ fees for doing so, unless specifically authorized by federal law.

5.           Right to Rescind.  Employee understands that Employee may rescind this Agreement within seven (7) calendar days to reinstate federal claims under the Age Discrimination in Employment Act; or within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act.  The 7-day and 15-day rescission periods will run at the same time.  Employee may revoke this Agreement during the 7-day or 15-day period after Employee signs it, by hand-delivering written notice to the Company via its Chief Financial Officer, Mark D. Dacko, or sending written notice as follows:

Mark D. Dacko
Chief Financial Officer
Standard Gold, Inc.
900 IDS Center
80 South Eighth Street
Minneapolis, MN 55402

Sent by certified mail, return receipt requested.

Employee understands that, if Employee revokes or rescinds Employee’s waiver as provided above, this Agreement will be null and void.  Employee’s employment will still end on the Termination Date and Employee will not receive the benefit of the Company’s Promises described in Paragraph 1 hereof.

6.           Governing Law and Venue.  The Parties agree that this Agreement shall be interpreted, construed, governed and enforced under and pursuant to the laws of the State of Minnesota.  Employee irrevocably consents to the exclusive jurisdiction of courts in Colorado for the purposes of any action arising out of or related to Employee’s employment, or any actions for temporary, preliminary, and permanent equitable relief.

7.           Severability.   In the event that any provision of this Agreement is unenforceable under applicable law (except the Employee’s Waiver), the validity or enforceability of the remaining provisions shall not be affected.  To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable.  The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability. If any portion of Employee’s Waiver is deemed to be invalid, this Agreement is null and void and the Company, in addition to any other remedies to which it may be entitled, will be entitled to: (i) cease payment of the severance pay specified within this Agreement; (ii) obtain repayment from Employee of an amount equal to the severance specified within this Agreement (to the extent they have been paid to Employee); and (iii) recover from Employee the Company’s reasonable expenses including attorneys’ fees and costs incurred by the Company in recovering the foregoing monies.

8.           Agreement Freely Entered Into.   Employee represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and are free from duress or undue influence by any person or entity released by this Agreement, or by any third-party.  Employee has read this Agreement carefully and understands all of its terms.  Employee has had the opportunity to discuss this Agreement with Employee’s own attorney before signing it, and to be sure that Employee (a) understands the meaning of the terms and conditions contained in this Agreement and (b) fully understands the effect of this Agreement.  In agreeing to sign this Agreement, Employee has not relied on any statements or explanations made by the Company, its agents or its attorneys, except as set forth in this Agreement.  Employee agrees to fully abide by the terms of this Agreement.

9.           Entire Agreement.  Employee and the Company agree that this Agreement is the final and complete agreement between the parties, and that no promises or understandings are in place outside of this Agreement.  Any modification of, or addition to, this Agreement must be in writing, and signed by Employee and the Company. All agreements of the Company herein have been duly approved by or on behalf of the Board of Directors of  the Company, and the execution and delivery hereof are duly authorized and binding upon the Parties.

STANDARD GOLD, INC. By /s/ Mark D. Dacko Its: CFO Date: June 1, 2011	STEPHEN E. FLECHNER /s/ Stephen E. Flechner (SIGNATURE) Date: June 1, 2011